Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094

For Immediate Release

Webco Industries, Inc. Reports Fiscal 2004 Third Quarter Results;  Revenue Increases
25.0% to $55.9 Million for Quarter and 14.3% to $151.1 Million Year-to-Date

      Tulsa, Oklahoma, June 4, 2004 - Webco Industries, Inc. (AMEX: WEB) today reported results for its third quarter and first nine months of fiscal year 2004, which ended April 30, 2004.

        For its fiscal 2004 third quarter, the Company reported net income of $2,386,000, or $0.33 per diluted share, which is within the range of earnings guidance given in the Company's April 8, 2004 news release. For the same quarter in fiscal year 2003, earnings were $67,000, or $0.01 per diluted share. Net sales for the third quarter of fiscal 2004 were $55.9 million, a 25.0 percent increase over the $44.7 million for the same quarter last year.

        Net income for the first nine months of fiscal year 2004 was $3,149,000, or $0.44 per diluted share, compared to $1,901,000, or $0.27 per diluted share, for the same period in fiscal 2003. Net sales for the first nine months of the current year amounted to $151.1 million, a 14.3 percent increase over the $132.2 million in the same nine-month period of last year. Higher selling prices have followed the steep increases in raw material cost over the last six months and earnings were enhanced in the most recent quarter because the current selling prices of our products were matched against lower average-cost inventories. Tubing industry excess capacity was largely mitigated by the lack of availability of carbon steel coils in the domestic marketplace.

        F. William Weber, Webco's Chairman and Chief Executive Officer, commented, "We have recently benefited from two separate business conditions. First, our selling prices are based on the current higher cost of steel and we are selling against lower average-cost inventories. Second, the lack of availability of steel has limited the ability of customers to purchase products from our competitors. The current environment has been very conducive to positive operating results. These results are not sustainable and margins are expected to return to more historical levels as the average cost of our inventories increase to current cost levels and as domestic availability of steel improves. The current high level of operating profitability is fortunate, as it enables Webco to afford the higher working capital requirements resulting from increasing steel costs, despite borrowing limitations in our revolving line of credit. When steel costs begin to decline, we may have the opposite challenge of selling from high average-cost inventories."

        Mr. Weber continued, "Because of the current volatility in steel cost and product pricing, we cannot provide specific guidance on fourth quarter revenues or earnings. We do expect to continue to realize benefits from selling from lower average-cost steel during the early months of the quarter and, as a result, post another strong quarter for the fourth quarter of fiscal year 2004."

        Gross profit for the third quarter of fiscal 2004 was $9.8 million, or 17.5 percent of net sales, compared to $3.3 million, or 7.4 percent of net sales, for the third quarter of fiscal 2003. Gross profit for the first nine months of fiscal 2004 was $18.9 million, or 12.5 percent of net sales, compared to $14.3 million, or 10.8 percent of sales, in the same nine-month period in 2003. The current periods' gross profits are reflective of recent higher current selling prices being matched with average-cost inventories that have yet to rise to current replacement cost levels.

        Selling, general and administrative expenses in the third quarter of fiscal 2004 were $5.2 million compared to $2.7 million in the third quarter of fiscal 2003. S,G&A costs increased primarily due to a $1.4 million increase in employee and executive profit sharing due to improved operating performance. Sales and travel costs increased $330,000 as a result of the increase in sales for the quarter. Selling, general and administrative costs in the first nine-months of fiscal 2004 were $11.8 million, compared to $9.4 million reported for the same nine-month period in 2003. S,G&A costs in 2003 were reduced by a pre-tax insurance recovery of $299,000 from the 2001 Oil City fire. Without the insurance recovery in the prior period, S,G&A costs increased $2.1 million in the current nine-month period primarily due to a $1.2 million increase in employee and executive profit sharing due to improved operating performance. In addition, a greater sales effort and travel resulted in increased expenses of approximately $400,000.

        Capital spending amounted to $1.3 million for the third quarter and $5.9 million for the first nine months of fiscal 2004. Capital spending for fiscal 2004 is expected to be in the range of $6.0 million to $6.5 million and to consist of continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility maintenance spending.

        Webco is a manufacturer and value added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications. Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods including heat exchangers, boilers, automobiles and trucks and home appliances. Webco's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology. Webco has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

        Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "anticipates," "appears," "believes," "expects," "hopes," "plans," "should," "would," or similar words constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003, and in subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference.

               WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
      (Dollars in thousands, except per share data) (Unaudited)

                              Three Months Ended    Nine Months Ended
                                   April 30,             April 30,
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Net sales                    $55,883    $44,704   $151,127   $132,155
Cost of sales                 46,052     41,380    132,240    117,822
                           ---------- ---------- ---------- ----------
Gross profit                   9,831      3,324     18,887     14,333
Selling, general &
 administrative                5,173      2,676     11,803      9,393
                           ---------- ---------- ---------- ----------

Income from operations         4,658        648      7,084      4,940
Interest expense                 589        535      1,715      1,718
                           ---------- ---------- ---------- ----------

Income before income taxes     4,069        113      5,369      3,222
Provision for income taxes     1,683         46      2,220      1,321
                           ---------- ---------- ---------- ----------

Net income                    $2,386        $67     $3,149     $1,901
                           ========== ========== ========== ==========

Net income per common
 share:
     Basic                      $.34       $.01       $.44       $.27
                           ========== ========== ========== ==========
     Diluted                    $.33       $.01       $.44       $.27
                           ========== ========== ========== ==========

Weighted average common
 shares outstanding:
      Basic                7,082,000  7,082,000  7,082,000  7,082,000
                           ========== ========== ========== ==========
      Diluted              7,185,000  7,146,000  7,164,000  7,149,000
                           ========== ========== ========== ==========

               WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
                CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                  (Dollars in thousands) (Unaudited)

                                                 April 30,   July 31,
                                                    2004       2003
                                                 ---------- ----------

Accounts receivable                                $28,997    $21,781
Inventories                                         42,104     40,794
Other current assets                                 2,023      3,835
                                                 ---------- ----------
     Total current assets                           73,124     66,410

Net property, plant and equipment                   60,451     60,018
Other long term assets                               4,013      4,099
                                                 ---------- ----------

     Total assets                                 $137,588   $130,527
                                                 ========== ==========

Current liabilities, including current portion
 of long-term debt                                 $63,484    $54,760
Long-term debt                                       9,514     12,100
Deferred income tax liability                       10,291     12,603

Total equity                                        54,299     51,064
                                                 ---------- ----------

     Total liabilities and equity                 $137,588   $130,527
                                                 ========== ==========

                            CASH FLOW DATA
                        (Dollars in thousands)
                             (Unaudited)

                              Three Months Ended    Nine Months Ended
                                     April 30,            April 30,
                                  2004      2003      2004       2003
                              --------- --------- --------- ----------
Net cash provided by (used
 in) operating activities       $2,940    $2,113    $3,749    $(4,016)
                              ========= ========= ========= ==========

Depreciation and amortization   $2,027    $1,715    $5,631     $5,184
                              ========= ========= ========= ==========

Capital expenditures            $1,283      $506    $5,916     $2,352
                              ========= ========= ========= ==========